ACCOUNTANTS' CONSENT



The Board of Directors
CryoLife, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of Cryolife, Inc. of our reports dated February 14, 1996, except as to Note 13, which is as of March 18, 1996, relating to the consolidated balance sheets of CryoLife, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and related schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of CryoLife, Inc.

                              KPMG PEAT MARWICK LLP

                              KPMG PEAT MARWICK LLP


Atlanta, Georgia
June 17, 1996